For Immediate Release
October 25, 2005
Contacts:
Richard F. Bonini
Secretary
Investor Relations
Lucienne Gigante
Vice President
Investor Relations
Tel. (212) 329-3733
DORAL FINANCIAL UPDATES STATUS OF RESTATEMENT AND SEC
INVESTIGATION; DECLARES DIVIDEND ON COMMON STOCK
San Juan, Puerto Rico, October 25, 2005 - Doral Financial Corporation (NYSE: DRL) reported today that it no longer expects to file by November 10, its amended annual report on Form 10-K for the year ended December 31, 2004. The delay is principally attributable to new information regarding the Company’s mortgage loan sales to local financial institutions. Latham & Watkins LLP, outside counsel to the independent directors and the Audit Committee of the Board of Directors, is investigating this information, and the Company is assessing what effect, if any, this information may have on the Company’s financial statements. This information may impact the accounting treatment of some or all of these transactions as “sales” under Statement of Financial Accounting Standards (SFAS) 140. In the event that the Company determines that a transaction does not qualify as a “sale” for accounting purposes, the Company would record the transaction as a loan payable secured by mortgage loans and reverse the gain previously recognized with respect to such transaction.
The Company expects that it will continue to meet its regulatory capital requirements following the impact, if any, of this information on its financial statements.
The Company continues to work diligently to complete the previously announced restatement, but cannot reasonably estimate at this time when the investigation and assessment of this new information will be concluded.
As previously announced, the Company’s preferred shares are subject to delisting from The Nasdaq Stock Market as a result of the Company’s inability to file, by November 1, 2005, its quarterly reports for the first two quarters of 2005. If The Nasdaq Stock Market proceeds with this delisting, the Company intends to seek a re-listing or alternative listing of its preferred shares as soon as practicable after the completion of the restatement and the publication of its delayed reports.

The Company also reported that, at a regularly scheduled meeting held on October 25, 2005, the Board of Directors voted to declare a dividend of $0.08 per share on the Company’s common stock payable on December 2, 2005 to holders of record as of the close of business on November 15, 2005. This dividend represents a reduction of approximately 56% from the previous quarterly dividend. The Board felt that the reduction in the quarterly dividend on the common stock was a prudent capital management decision. At the same meeting, the Board also declared the regular quarterly dividend on the Company’s 4.75% perpetual cumulative convertible preferred stock, in the amount of $2.96875 per share, payable on December 15, 2005 to holders of record as of the close of business on December 1, 2005.
In addition, the Company reported that the U.S. Securities and Exchange Commission (the “SEC”) has issued a formal order of investigation in connection with the previously announced informal inquiry into the Company’s restatement of its consolidated financial statements. Opening a formal investigation enables the SEC to issue subpoenas for witnesses and documents, including third parties outside the Company. As part of the formal investigation, the Company has received a subpoena from the SEC seeking the production of documents principally regarding the restatement and related financial reporting matters and the terms of certain transactions with local financial institutions. The subpoena is similar to informal SEC document requests previously received by the Company, to which it has been responding. The Company is continuing to cooperate with the SEC in connection with this investigation.
The Company, a financial holding company, is the largest residential mortgage lender in Puerto Rico, and the parent company of Doral Bank, a Puerto Rico based commercial bank, Doral Securities, a Puerto Rico based investment banking and institutional brokerage firm, Doral Insurance Agency, Inc. and Doral Bank FSB, a federal savings bank based in New York City.
FORWARD LOOKING STATEMENTS
     This press release contains certain “forward-looking statements” concerning the Company’s economic future performance. The words or phrases “expect,” “believe,” “anticipate,” estimate,” “intend,” “look forward,” “should” and similar expressions are meant to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.
     The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that a number of factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:
•	the Company’s ability to attract new clients and retain existing clients;

•	the Company’s ability to retain and attract key employees;

•	risks associated with the effects of global, national and regional economic and political conditions, including with respect to fluctuations in interest rates;

•	risks arising from material weaknesses in the Company’s internal control over financial reporting;

•	potential adverse effects to the Company’s financial condition, results of operations or prospects as a result of any required adjustments to prior period financial statements;

•	risks associated with the Company’s inability to prepare and timely file financial statements;

•	the Company’s ability to satisfy certain reporting covenants under its indentures;

•	potential adverse effects if the Company is required to recognize additional impairment charges or other adverse accounting-related developments;

•	potential adverse developments in connection with the ongoing in SEC inquiry;

•	potential adverse developments from enforcement actions that may be commenced by bank regulatory agencies;

•	potential downgrades in the credit ratings of our securities; and

•	developments from changes in the regulatory and legal environment for financial services companies in Puerto Rico and the United States.
     The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

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